UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2017

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Winter Street, Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2017, Radius Health, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Jesper Høiland, age 56, as the Company’s President, Chief Executive Officer and as a member of the Board, effective as of July 17, 2017.

Prior to his appointment with the Company, Mr. Høiland served as President of Novo Nordisk Inc., a U.S. affiliate of Novo Nordisk A/S, a global healthcare company, overseeing approximately 5,300 employees. Since joining Novo Nordisk in 1987, Mr. Høiland held multiple roles of increasing responsibility, including leading its International Operations which spanned 150 countries.

In connection with his appointment, the Company entered into an employment agreement with Mr. Høiland (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Høiland will receive an initial annual base salary of $600,000 and is eligible to earn an annual cash incentive award based on performance with a target value equal to 60% of his annual base salary. Mr. Høiland will also be eligible to participate in the Company’s employee benefit programs and plans.

As a material inducement to Mr. Høiland’s acceptance of employment with the Company, the Compensation Committee of the Board approved a grant to Mr. Høiland of an option (the “Option”) to purchase up to 305,000 shares of the Company’s common stock at a price per share equal to the fair market value of the Company’s common stock on the date of grant. The Option will be unvested as of the date of grant and will be eligible to vest as to 25% of the underlying shares on July 17, 2018 and in substantially equal monthly installments over the following three years, subject to Mr. Høiland’s continuous service with the Company through each vesting date. The grant was made pursuant to a stand-alone employment inducement stock option agreement (the “Inducement Option Agreement”) outside of the Company’s 2011 Equity Incentive Plan as a material inducement to Mr. Høiland’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4) and is subject to the terms and conditions of the Inducement Option Agreement.

If Mr. Høiland’s employment is terminated by the Company without cause or due to Mr. Høiland’s resignation for good reason, then, subject to his executing a general release of claims, Mr. Høiland will be entitled to receive (i) base salary continuation payments for 12 months and (ii) reimbursement for continued group health plan premiums until the earliest of (A) 12 months or (B) the date on which Mr. Høiland becomes eligible to receive substantially similar coverage from another employer. If Mr. Høiland’s employment is terminated without cause or due to Mr. Høiland’s resignation for good reason within 12 months following a change in control of the Company, then subject to his executing a general release of claims, Mr. Høiland will be entitled to receive (i) a lump sum payment equal to one and a half times Mr. Høiland’s base salary then in effect, (ii) reimbursement for continued group health plan premiums until the earliest of (A) 18 months, (B) the date on which Mr. Høiland becomes eligible to receive substantially similar coverage from another employer and (C) is no longer eligible to receive continuation of such coverage and (iii) accelerated vesting of all options awarded to Mr. Høiland.

During his employment and for 12 months thereafter, Mr. Høiland has agreed to be subject to restrictions limiting his competing with the Company, including by soliciting its customers or hiring or soliciting its employees. Mr. Høiland has also agreed not to disclose the Company’s confidential information and to assign certain inventions to the Company.

Mr. Høiland succeeds Robert E. Ward as President and Chief Executive Officer of the Company effective as of July 17, 2017. Mr. Ward resigned as a director of the Company effective as of July 16, 2017. The Company and Mr. Ward entered into an Agreement and General Release (the “Separation Agreement”) providing for the terms of Mr. Ward’s departure, effective as of July 16, 2017. Pursuant to the Separation Agreement, in addition to the benefits provided for pursuant to Mr. Ward’s Executive Employment Agreement with the Company dated December 12, 2013, as amended by the First Amendment to the Executive Employment Agreement between Mr. Ward and the Company dated July 1, 2015, Mr. Ward is entitled to exercise all vested equity awards for 12 months following his departure.

The foregoing descriptions of the Employment Agreement, Inducement Option Agreement and Separation Agreement are only summaries and are qualified in their entirety by reference to the full text of the agreements, copies of which have been filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

A copy of the press release announcing these events has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and Jesper Høiland.
10.2	Employment Inducement Stock Option Agreement between the Company and Jesper Høiland.
10.3	Agreement and General Release between the Company and Robert Ward.
99.1	Press Release, dated July 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: July 17, 2017	By:	/s/ Brent Hatzis-Schoch
	Name:	Brent Hatzis-Schoch
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Jesper Høiland.
10.2	Employment Inducement Stock Option Agreement between the Company and Jesper Høiland.
10.3	Agreement and General Release between the Company and Robert Ward.
99.1	Press Release, dated July 17, 2017.

5